UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2013

STREAMTRACK, INC.
(Exact name of registrant as specified in its charter)

Wyoming
(State or other jurisdiction of incorporation)

333-153502	26-2589503
(Commission File Number)	(I.R.S. Employer Identification No.)

347 Chapala Street, Santa Barbara, California	93101
(Address of principal executive offices)	(Zip Code)

(805) 308-9151
(Registrant’s telephone number, including area code)

________________________________________________________________
(Former name, former address and former fiscal year, if changed since last report)

☐	Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 30, 2013, StreamTrack, Inc. (the “Company”), along with its sole subsidiary, its predecessor entity, another associated entity and Michael Hill, who currently or previously served as a primary executive officer for each of these entities, entered into an assignment of assets, settlement agreement and general release (the “Agreement”) with Lenco Mobile, Inc. (“Lenco”). Lenco is the former owner of the Company’s proprietary RadioloyaltyTM internet radio monetization platform and was also Michael Hill’s former employer. Lenco was owed up to $2,500,000 from the Company through October 1, 2014, subject to certain contingencies (the “Contingent Royalty”), as a result of a December 1, 2011 transaction between Lenco, Michael Hill, and another primary executive officer of the Company’s predecessor entity, among others. Upon the execution of the Agreement, the Contingent Royalty, for which no payments have been made from the Company to Lenco, is cancelled such that the Company will not owe any past, present or future amounts originally owed to Lenco as a result of the December 1, 2011 transaction. In exchange, the Company forgave all outstanding accounts receivable balances owed from Lenco to the Company and assigned certain assets that had nominal value on the Company’s books, to Lenco. Lastly, Michael Hill relinquished all of his rights to make certain employment or other claims against Lenco in the future. In connection with the Agreement and Michael Hill’s decision to relinquish certain rights to initiate certain employment and other claims against Lenco, the Company’s Board of Directors, with Michael Hill abstaining, awarded Michael Hill a three-year convertible promissory note with 4% annual interest that is convertible into the Company’s common stock at a conversion price of $0.074 per share.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No .	Description

10.1	Assignment of Assets, Settlement Agreement and General Release

10.2	Press Release Announcing StreamTrack’s Cancellation of Potential $2.5M Lenco Royalty Liability

10.3	Convertible Promissory Note Payable to Michael Hill

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StreamTrack, Inc.

Date: September 5, 2013	By:	/s/ Michael Hill
Michael Hill, Chief Executive Officer